LAWRENCE INSURANCE GROUP, INC.

                          500 Fifth Avenue

                       New York, New York 10110

                            _______________

                  ANNUAL MEETING -- MAY 23, 1996


To the Stockholders of
   Lawrence Insurance Group, Inc.:


     You are cordially invited to attend the 1996 Annual Meeting of your Company to be held at 10:00 a.m. on Thursday, May 23, 1996 at 430 State Street, Schenectady, New York 12305.

     A report of current affairs of your Company will be presented at the Meeting.

     It is earnestly requested that you sign, date and mail your proxy card whether or not you plan to attend the Annual Meeting.

     We are grateful for your assistance and express our appreciation in advance.


                                           Sincerely yours,


                                           ALBERT F. KILTS
                                           President and
                                           Chief Executive Officer

April 22, 1996

                   LAWRENCE INSURANCE GROUP, INC.
                          500 Fifth Avenue
                     New York, New York 10110
                          _______________

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            MAY 23, 1996
                          _______________

To the Stockholders of Lawrence Insurance Group, Inc.:

     Notice is hereby given that the 1996 Annual Meeting of Stockholders of Lawrence Insurance Group, Inc. ("the Company"), a Delaware corporation, will be held at 430 State Street, Schenectady, New York 12305 on Thursday, May 23, 1996 at 10:00 a.m., Eastern Daylight Savings Time, for the following purposes:

(1)   To elect seven (7) directors to serve until the 1997 Annual
      Meeting of Stockholders or until their respective successors have been duly elected and qualified;

(2) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The close of business on April 10, 1996 has been fixed, by the Board of Directors, as the date for the determination of Stockholders entitled to notice of and to vote at the 1996 Annual Meeting, and only Stockholders of record at such date will be entitled to vote. A list of Stockholders will be open to examination by Stockholders during ordinary business hours for a period of ten (10) days prior to the meeting at the offices of the Company, 430 State Street, Schenectady, New York 12305.

By Order of the Board of Directors



RANDALL J. EZICK
Secretary
New York, New York
April 22, 1996

                            IMPORTANT
     If you do not plan to attend this meeting, please sign and return the enclosed proxy. No postage is required if mailed in the United States. PLEASE MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED
ENVELOPE.

                   LAWRENCE INSURANCE GROUP, INC.
                         500 Fifth Avenue
                     New York, New York 10110
                         -----------------
                  ANNUAL MEETING OF STOCKHOLDERS
                         -----------------
                          PROXY STATEMENT

General Information

     THE ACCOMPANYING FORM OF PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LAWRENCE INSURANCE GROUP, INC. (the" COMPANY") FOR USE AT THIS ANNUAL MEETING OF THE COMPANY OR ANY ADJOURNMENT THEREOF. THE PERSONS NAMED IN THE FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD OF DIRECTORS. Such persons are officers of the Company. Any Stockholder desiring to appoint some other person to represent him at the Annual Meeting may do so either by inserting such person's name in the blank space provided in the enclosed form of proxy, or by completing another form of proxy and, in either case, delivering the completed proxy to the Secretary of the Company at the address indicated above, before the time of the Annual Meeting. It is the responsibility of the Stockholder appointing some other person to represent him to inform such person of his appointment. The Company has first mailed these proxy materials to holders of shares of Common Stock, $.01 par value ("Stockholders") on or about May 3, 1996. The Company's executive offices are located at 500 Fifth Avenue, New York, New York 10110.

     The proxies in the accompanying form which are properly executed and duly returned to the Company and not revoked will be voted as specified and, if no direction is made, will be voted for Proposal 1, to elect each of Management's seven (7) nominees for election as Directors. Stockholders may also be asked to consider and take action with respect to such other matters as may properly come before the Meeting or any adjournment or adjournments thereof.

     Each proxy granted is revocable and may be revoked at any time prior to its exercise by giving notice to the Company of its revocation. A Stockholder who attends the Meeting in person may, if he wishes, vote by ballot at the Meeting, thereby canceling any proxy previously given. The outstanding voting stock of the Company as of April 10, 1996, the record date, consisted of 14,121,482 shares of Common Stock, $.01 par value per share (the Common Stock"), with each share entitled to one vote. Only Stockholders of record at the close of business on April 10, 1996 are entitled to vote at the Meeting.

      A copy of the Company's Annual Report for the year ended December 31, 1995, is being mailed to Stockholders, simultaneously herewith. The financial statements of the Company for the year ended December 31, 1995, and the Management's Discussion and Analysis of Financial Condition and Results of Operations for the three years ended December 31, 1995, contained in such Annual Report, are specifically incorporated herein by reference and made a part hereof.

     Subsidiaries of the Company include United Republic Insurance Company "URIC", Global Insurance Company "Global", Senate Insurance Company "Senate", Senate Syndicate, Inc. "Syndicate", and Senate National Life Insurance Company "SNLIC". Senate and Global are wholly owned subsidiaries if URIC. SNLIC is a wholly subsidiary of Senate. United Community Insurance Company (UCIC) is no longer considered a subsidiary of the Company as a result of the Order of Rehabilitation issued on July 7, 1994, which transferred control to the New York Insurance Department (NYID) and the subsequent Order of Liquidation entered on November 10, 1995. Both orders had been consented to by the Company's Management and Board. As a result of this loss of control, UCIC results are included only through the date of the rehabilitation order on a deconsolidated basis This liability for UCIC was reversed in 1995 resulting in a significant extraordinary gain.

                 OWNERSHIP OF VOTING SECURITIES
          BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the holdings of Common Stock by each of the Company's Directors and nominees and by all Officers and Directors as a group as of April 10, 1996. Except as otherwise indicated, to the Company's knowledge all shares are beneficially owned, and investment and voting power is held by the persons named as owners.
                                                    Percent of
Name of Beneficial Owner   Beneficial Ownership  Outstanding Shares

Albert W. Lawrence (1)          13,157,769            93.2%
Albert F. Kilts                         -              *
Nevin D. Harkness                      300             *
Milos R. Knorr                       3,000             *
William J. Mather (2)               27,664             *
Rita E. Harfield                       952             *
All Officers and Directors
 as a group (1)(2)              13,189,685            93.4%

*Less than 1%

(1) Includes 13,144,395 shares held by Lawrence Group. In addition, there are 8,374 shares in the account of Mr. Lawrence in the 401(k) Plan.

(2) Includes 26,839 shares in the account of Mr. Mather in the 401(k) Plan.

     Under the securities laws of the United States, the Company's Directors, its Executive Officers, and any persons holding more than ten percent of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established and the Company is required to report in this Form 10-K any failure to file by these dates during 1995.

     In making these statements, the Company has relied upon the written representations of its incumbent Directors and Officers and its ten percent holders and copies of the reports that they have filed with the SEC.

                         PROPOSAL NO. 1
                    ELECTION OF DIRECTORS

     The By-Laws of the Company provide for the Company to have not less than three nor more than twenty-one Directors. Management proposes the election of the seven nominees named below to constitute the entire Board of Directors of the Company until the next Annual Meeting of Stockholders and until any successor shall be duly elected and shall qualify. Except for Mr. Ezick each of the nominees is a current director of the Company. In the event any nominee is unable or declines to serve, which the Board does not anticipate, it is intended that the proxies will be voted for the balance of those named and for any substitute nominees that the Board may designate, unless the Board has taken prior action to reduce its membership.

      MANAGEMENT RECOMMENDS A VOTE "FOR" THIS PROPOSAL

NOMINEES FOR DIRECTOR ARE AS FOLLOWS:

Name                     Age                     Position

Albert W. Lawrence        67            Chairman of the Board
Albert F. Kilts           50            Chief Executive Officer
                                          President, Director
Randall F. Ezick          47            Secretary
Nevin D. Harkness (1)     74            Director
Milos R. Knorr (1)        77            Director
William J. Mather         58            Director
Rita E. Harfield          52            Director

OTHER EXECUTIVE OFFICER

Floyd N. Adams            53            Treasurer

(1)  Member of the Audit Committee.  All members of the Audit
Committee serve only as Directors and have no management responsibilities with respect to the Company.

     All Directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors. Mr. Lawrence has been a Director since June 30, 1986. Messrs. Harkness and Knorr became Directors on October 19, 1986. Mr. Mather became a Director on October 7, 1987. Mr. Kilts became a Director on December 8, 1994 and Ms. Harfield became a Director on March 30, 1995.

     Albert W. Lawrence is the founder of Lawrence Group and its subsidiaries. He is the Chairman of the Board and Chief Executive Officer of Lawrence Group and has held various offices in the subsidiaries of Lawrence Group since prior to 1989. Mr. Lawrence serves as a Director of MTI.

      Albert F. Kilts has been President and Chief Executive Officer since April 1996. Prior to that he was Vice President and Treasurer of Lawrence Insurance Group, Inc. since December 1994 and Chief Operating Officer of LIG from May 1994. From October 1993 to July 1994 he also held several positions within UCIC. He previously served as Corporate Auditor for Lawrence Management Group, Inc. from August, 1991 through September, 1993. From 1975 until joining the Lawrence Group in August, 1991, Mr. Kilts was affiliated with Key Corp where he most recently served as Senior Vice President of Banking Administration at the parent company.

     Nevin D. Harkness had been a Director of UCIC since October 1983. During 1993, Mr. Harkness retired from the position of Chief Executive Officer and President of The Olympic Regional Development Authority, Lake Placid, New York. Mr. Harkness has been involved in the field of athletics as administrator and coach since prior to 1989 and is currently acting as a consultant to the Company and its affiliates in the marketing of sports related coverages.

     Milos R. Knorr is active as an independent consultant and advisor in insurance, reinsurance and related fields, and acts as an arbitrator. He also serves as a Director of several companies. Prior to 1982, he held various senior executive positions with the INA Group (now CIGNA), including head of European Reinsurance Operations, President of INA Insurance Company of Canada and Senior Vice President of INA Reinsurance Company.

     William J. Mather is President of Global, Senate, SNLIC and holds various offices in various subsidiaries of Lawrence Group. He is currently the Chief Marketing Officer of Lawrence Group and President of the Lawrence Agency Corp. where he has been employed since prior to 1989.

     Rita E. Harfield is currently Vice President for Lawrence
Agency Corporation. She has held various positions within Lawrence Group since 1976.

     Randall J. Ezick has been Secretary of Lawrence Insurance Group, Inc. since April 1996. He has been General Counsel for Lawrence Group, Inc. since August, 1995. Prior to that time he was a partner in the law firm of Roemer and Featherstonaugh P.C. since 1989. During that time he was actively involved in providing legal services to Lawrence Group, Inc. and its subsidiaries. He is a member of the New York State and Albany County Bar Associations and the Defense Research Institute.

    The Board of Directors met five times during 1995 and had one telephonic meeting and the audit committee met once during 1995.
The directors attended 100% of these meetings of the Board and appropriate committee meetings.

     On July 7, 1994, with the consent of UCIC, UCIC was placed in Rehabilitation by order of the Supreme Court of the State of New
York, Schenectady County. Mr. Lawrence was Chairman of the Board of UCIC at the time and for several years prior.

     All of the officers of the Company spent substantially all of their time on the affairs of the Company during 1995.

     Under the securities laws of the United States, the Company's Directors, its Executive Officers, and any persons holding more than ten percent of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established and the Company is required to report in this Form 10-K any failure to file by these dates during 1995.

     In making these statements, the Company has relied upon the written representations of its incumbent Directors and Officers and its ten percent holders and copies of the reports that they have filed with the SEC.

                      EXECUTIVE COMPENSATION

     The following table sets forth all compensation that the Company and its subsidiaries paid or accrued for the year ended December 31, 1995 for F. Herbert Brantlinger as former President and Chief Executive Officer of LIG. Mr. Brantlinger resigned from his positions with the Company effective April 19, 1996. The Company did not have any other Executive Officer whose compensation exceeded $100,000 during 1995.

                                  All other
     Year     Salary      Bonus   Compensation
     -----   --------   -------  -----------
     1995    $118,922   $   -     $     -
     1994      96,827       -           -
     1993     201,400       -         2,014

     The Company does not have any long-term compensation plans based upon the issuance of restricted stock awards, stock options and/or stock appreciation rights (SARs).

     During the period July 7, 1994 through December 1, 1995 a portion of Mr. Brantlinger's salary was paid by UCIC which was under the control of the NYID. These amounts have been excluded from the above table.

Compensation Committee Interlocks and Insider Participation

     Members of the Compensation Committee consisted of Lawrence A. Shore, Chairman and R. Wayne Diesel prior to their resignations in March, 1996. Mr. Shore was formerly President and CEO of the
Company and of UCIC prior to his retirement in 1991.

     While Mr. Diesel was Treasurer of LIG, he was also the Chief
Financial Officer for LIG's parent company and his compensation was established at that level. There were no compensation interlocks.

     Compensation programs for the Company's executive officers are administered by the Compensation Committee of the Company's Board of Directors. The Committee is composed of non-employee directors who are not eligible to participate in any of the executive compensation programs.

     The Company's executive compensation policies are designed to attract and retain qualified executives and ensure that their efforts are directed toward the long-term interests of the Company and the Company's shareholders. These policies have been held in abeyance since the assumption of control of UCIC by the NYID. For 1995, there was no change in compensation levels for executive officers.

Five Year Performance Graph

     Comparison of Five-Year Cumulative Returns Among the Company, American Stock Exchange Composite ("AMEX") and the NYSE,AMEX,NASDAQ listed insurance carriers is as follows:

                                       Year ended December 31,
                                ----------------------------------
                                1990  1991  1992  1993  1994  1995
                                ----  ----  ----  ----  ----  ----
LIG                             100    167   138    61    41    26
AMEX Stock Market               100    138   145   171   160   206
NYSE,AMEX,NASDAQ listed
 insurance carriers             100    136   174   189   177   255

     The Stock Performance Graph, as presented above, reflects the cumulative return on the common stocks of the Company, AMEX and the

NYSE,AMEX NASDAQ listed insurance carriers, respectively, assuming an original investment in each of $100 on December 31, 1990 (the "base") and reinvestment of quarterly dividends. Cumulative returns for each fiscal year subsequent to 1990 are measured as a change from this base.

     The Company's return tracked the AMEX and Insurance indices for 1991. Since that time, the Company's return declined substant-ially, reflecting an earnings decline in 1992 and significant loss-es for 1993 and 1994. Trading in the Company's stock was suspended on May 13, 1994. The suspension was lifted on August 30, 1995.

Trading has been in a narrow range since the suspension was lifted.

Retirement Plans

      URIC, Global and Senate are participating employers in a profit sharing plan under Section 401(k) of the Internal Revenue Code, maintained by Lawrence Group (401(k) Plan). The 401(k) Plan covers all employees of URIC, Global and Senate who have completed one year of service and have attained age twenty and one-half.
Each year, URIC, Global and Senate contribute to the 401(k) Plan such amounts as the Boards of Directors, in their discretion, may determine. In addition, participants may elect to reduce their salary and to have such amounts contributed by the Company to the 401(k) Plan. The participants' accounts are fully vested at all times. The 401(k) Plan was adopted effective as of January 1, 1986. The cost to the Company, including UCIC through July 7, 1994 of the 401(k) Plan was approximately $17,500, $23,000 and $66,000 for 1995, 1994 and 1993, respectively. These costs include $0 in 1995, $0 in 1994 and $4,000 in 1993 for executive officers.

Directors' Fees

     Directors of the Company are paid $600 for each regular meeting of the Board of Directors which they attend.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company paid $0, $0, and $3,548,000 in dividends to Lawrence Group in 1995, 1994 and 1993, respectively.

     The Company and its subsidiaries supplemented the activities that were performed in-house by obtaining various services from A.W. Lawrence and Co., Inc. (AWL), a subsidiary of Lawrence Agency Corp. (LAC), which is a subsidiary of Lawrence Group, pursuant to agreements between the Company's subsidiaries and AWL. Under the terms of the Agency Agreement, AWL and its affiliates receive commissions when they are the agent for the transaction. UCIC received a substantial portion of its written premiums through AWL. In 1993 UCIC incurred $21,903,000 in commissions. AWL pays a substantial portion of these commissions to external brokers and subagents.

     Under a management consultant agreement with AWL in effect since 1982, UCIC received technical, accounting and management assistance in various administrative areas. These costs were $915,000 in 1993.

     UCIC subleased various office space from LAC. Rent expense totaled $493,000 for 1993.

     In September 1992, Global entered into a sublease agreement with LAC to rent space located in Atlanta, Georgia. The sublease is for a term ending on September 1, 1995. Annual rent expense is $7,000 under this sublease.

     The Company's subsidiaries held various notes receivable from other Lawrence Group affiliates at December 31, 1994. The notes are included in Other Invested Assets on the accompanying Consolidated Balance Sheets and amounted to $269,000 at December 31, 1994, All notes were repaid in 1995. Interest rates charged on these notes are Prime plus 1%. Interest income earned with respect to these loans totalled $11,000, $40,000 and $106,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

     The Company and its subsidiaries hold mortgage loans from employees of Lawrence Group as well as officers and directors of the Company and its subsidiaries. These loans totalled $34,000 and $186,000 December 31, 1995 and 1994, respectively. Interest rates on the mortgages include variable and fixed rates, with the fixed rates ranging from 7% to 8.5% and variable rates ranging from one-year Treasury Bill rate plus 3% to Prime plus 1%.

     Senate ceded a portion of its accident/health business to UCIC. Written premiums ceded to UCIC under this arrangement amounted to $1,462,000 in 1994. Benefits and other underwriting expenses ceded to UCIC totalled $1,299,000. As a result of the reinsurance arrangement, Senate's accounts reflect a net recoverable from UCIC of $53,000 at December 31, 1995.

     Senate obtains a significant portion of its business from LAC to which it pays commissions. These commission expenses totalled $605,000, $963,000 and $942,000 in 1995, 1994 and 1993,
respectively. LAC pays a portion of these to external brokers and subagents. Senate pays AWL for management services associated with Senate business. These payments were $264,000, $60,000 and $60,000 for 1995, 1994 and 1993, respectively.

     URIC loaned $14,000,000 Alpha Trust which in turn invested in notes issued by Lawrence Group, which owns approximately 93% of the Company during 1994.

     In addition to the quota share treaty with UCIC, URIC and UCIC also had a pooling agreement in effect during 1992 and 1993. The agreement was terminated effective January 1, 1994; however, each company is responsible for its share of all premium, losses and LAE incurred prior to that date. At December 31, 1995, URIC had a net liability to UCIC under these reinsurance agreements of approximately $6,187,000.

     At December 31, 1995 URIC carried a note payable due to LGI of $300,000. Interest is at 8%. LIG had received an advance of $185,000 from LGI the balance of which was outstanding at the end of 1995.

   At December 31, 1995 the Company had income taxes payable to Lawrence Group of $113,000.

    ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

          Management does not know of any other matters to be brought before the Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

Stockholder Approval

     Approval of Proposal 1 requires the affirmative vote of the holders of a majority of the total number of shares of Common
Stock represented at the Annual Meeting. Stockholders are entitled to one vote per share on all matters submitted for consideration at the Annual Meeting.

                         OTHER MATTERS

Absence of Dissenters' or Appraisal Rights

     Under Section 262 of the Delaware General Corporation Law, Stockholders have the right to dissent from certain corporate actions. In such cases, dissenting Stockholders are entitled to have their shares appraised and paid the fair value of their shares provided that certain procedures perfecting their rights are followed. The proposals described in this proxy statement do not entitle a Stockholder to exercise any such dissenters' or appraisal rights.

Form 10-K Annual Report

     UPON WRITTEN REQUEST BY A STOCKHOLDER, THE COMPANY WILL
FURNISH THAT PERSON, WITHOUT CHARGE, A COPY OF THE FORM 10-K ANNUAL REPORT FOR 1995 WHICH IS FILED WITH THE SECURITIES AND EXCHANGE

COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES
THERETO. Requests should be addressed to Lawrence Insurance Group, Inc., Attn: Public Relations Department, 3000 Troy Road,
Schenectady, New York 12309-1614. This information may also be accessed through the internet via: http://www.sec.gov

Solicitation and Expenses of Solicitation

     Officers and employees of the Company may solicit proxies. Proxies may be solicited by personal interview, mail, telegraph and telephone. Brokerage houses and other institutions, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Common Stock, and will be reimbursed for their reasonable out-of-pocket expenses in forwarding such soliciting material. the costs of preparing this Proxy Statement and all other costs in connection with the solicitation of proxies for the Annual Meeting of Stockholders are being borne by the Company. It is estimated that said costs will be nominal.

Shareholder proposals

     Shareholder proposals intended to be presented to next year's Annual Meeting of Shareholders expected to be held during May, 1997, must be received by the Company by December 12, 1996 for inclusion in the Company's proxy material relating to that meeting.

      Your cooperation in giving this matter your immediate attention and in returning your proxies promptly will be appreciated.



                    By Order of the Board of Directors.



                    RANDALL J. EZICK
                    Secretary












New York, New York
April 22, 1996

APPENDIX

GRAPH 1 - Five year performance graph has been filed in paper format under Form SE in accordance with Rules 311 and 304(d)(1) of Regulation S-T.

FORM OF PROXY -
                     Front side

                        PROXY
           LAWRENCE INSURANCE GROUP, INC.
                  500 Fifth Ave
              New York, New York 10110-10002

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ALBERT W. LAWRENCE and ALBERT F. KILTS or either of them, are hereby appointed as Proxies by the undersigned to vote all shares of stock of LAWRENCE INSURANCE GROUP, INC., which the undersigned would be entitled to vote at the 1996 Annual Meeting of Stockholders to be held at 430 State Street, Schenectady, New York 12305, at 10:00 A.M. on Thursday, May 23, 1996, and at all adjournments thereof.

    THIS PROXY IS CONTINUED ON THE REVERSE SIDE

  PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROXY
PROMPTLY.

                     Reverse side

This proxy when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no such directions are given with respect to all or some items as to such items, the shares represented by this Proxy will be voted FOR Proposal 1.
                                             Please mark your
                                             your votes with an X

The Board of Directors Recommends a Vote FOR the following proposal.

Proposal 1: Election of the following nominees as Directors:
Ms. Rita Harfield, Messrs. Randall J. Ezick, Nevin D. Harkness,
Albert F. Kilts, Milos R. Knorr, Albert W. Lawrence, William J.
Mather.

__ FOR all nominees listed above (except as marked to the contrary)
__ WITHHOLD AUTHORITY to vote for all nominees listed above
__ WITHHOLD FOR THE FOLLOWING ONLY(Write the name of the nominee(s)
   on the space below)
   ________________________________________________________________

__ Will attend

            Please mark, date and sign your name as it appears hereon and return in the enclosed envelope. When signing as an attorney, executor, administrator, trustee or guardian please give title as such. If signer is a corporation, please sign full corporate name by authorized officer and attach corporate seal. for joint account, each joint owner should sign.

                                       Date ________________,1996

                                       Signature ________________

                                       Signature ________________